Dennis G. Newkirk
                                                                (281) 423-3332


                                                                  EXHIBIT 99.1




FOR IMMEDIATE RELEASE

                      NL REPORTS FOURTH QUARTER RESULTS


HOUSTON, TEXAS -- January 22, 1999 -- NL Industries, Inc. (NYSE:NL) reported income from continuing operations for the fourth quarter of 1998 of $18.8 million, or $.36 per diluted share, compared to income from continuing operations in the fourth quarter of 1997 of $9.8 million, or $.19 per diluted share. For the full year, NL reported income from continuing operations of $89.9 million, or $1.72 per diluted share, compared to a 1997 loss from continuing operations of $29.9 million, or $.58 per share. The 1997 results include a first-quarter $30 million noncash charge, or $.59 per share, related to the adoption of the AICPA's Statement of Position No. 96-1, "Environmental Remediation Liabilities." Net income for the fourth quarter of 1998 was $13.0 million, or $.25 per diluted share, compared to net income in the fourth quarter of 1997 of $14.2 million, or $.28 per diluted share.

Operating income of Kronos' titanium dioxide pigments ("TiO2") business in the fourth quarter of 1998 was $40.0 million, $11.1 million more than the fourth quarter of 1997 excluding $3.2 million of fourth-quarter 1997 income from refunds of German franchise taxes. Kronos' operating income for 1998 increased to $171.2 million compared to $82.5 million in 1997. Kronos' improved operating income in 1998 was due to higher average TiO2 selling prices partially offset by lower sales volume and $12.9 million of 1997 income from refunds of German franchise taxes. Kronos' average TiO2 selling prices for the fourth quarter of 1998 were 11% higher than the fourth quarter of 1997 and even with the third quarter of 1998. Average selling prices for full-year 1998 were 16% higher than 1997. Kronos' fourth-quarter sales volume decreased 11% from the year-earlier period as demand weakened, particularly in Europe and Asia. Full-year sales volume decreased 4% from the record sales volume in 1997 reflecting lower sales volume in Asia and Latin America.

Corporate expenses in the fourth quarter of 1998 included $3.0 million of nonrecurring costs ($2.0 million after tax, or $.04 per diluted share) related to the termination of its agreement to acquire certain TiO2 operations and production facilities owned by Tioxide, a subsidiary of Imperial Chemical Industries plc.

J. Landis Martin, President & Chief Executive Officer, stated, "NL's strong performance during 1998 was driven by improving TiO2 prices despite continued weakness in Asia and a slowdown in European demand that began to impact sales volumes in the second half of the year. We expect that NL's operating income in 1999 will be lower than 1998 as Kronos reduces its production rates to better match demand for TiO2."

As previously reported, the Company sold its Rheox specialty chemical operations in the first quarter of 1998 and, as a result of the sale, Rheox's results are reported as discontinued operations. The $5.8 million extraordinary item in fourth quarter 1998 resulted from early extinguishment of debt related to the October 1998 redemption of the Company's 13% Senior Secured Discount Notes. The Company's net debt at December 31, 1998 was $227 million (total debt of $394 million less cash of $167 million), declining from $652 million net debt at December 31, 1997.

A conference call for the investment community is scheduled for January 22, 1999 at 10:00 a.m., Eastern Standard Time. Mr. J. Landis Martin will host the call. Participants can access the call by dialing 1-888-455-9745 (domestic) and 212-547-0224 (international). A taped replay of the call will be available after 12:00 p.m., Eastern Standard Time, the day of the call through February 21, 1999 by calling 1-888-473-0148 (domestic) and 402-998-1362 (international), and using access code 56489.

NL Industries, Inc. is a major international producer of titanium dioxide pigments.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are based on management's beliefs and assumptions made by management based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties, including, but not limited to, future global economic and political conditions, global TiO2 production capacity and the amount and timing of capacity changes, competitive products and prices, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks materialize, or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements. The Company's 1998 results are subject to final audit.

                             NL INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                     (In millions, except per share data)
                                 (Unaudited)



                                            Quarters ended     Years ended
                                             December 31,      December 31,
                                            -------------     -------------
                                            1997     1998     1997     1998
                                            ----     ----     ----     ----
Revenues and other income:
  Net sales                                $208.1    $208.9   $837.2   $894.7
  Other income, excluding corporate           2.9       1.4     12.4      6.1
                                           ------    ------   ------   ------
                                            211.0     210.3    849.6    900.8

Cost of sales                               147.5     142.4    649.9    618.4
Selling, general and administrative,
 excluding corporate                         31.4      27.9    117.2    111.2
                                           ------    ------   ------   ------

    Operating income                         32.1      40.0     82.5    171.2

Corporate income (expense):
  Securities earnings                         3.6       2.2      5.4     14.9
  Expenses, net                              (5.5)     (6.6)   (49.8)   (18.3)
  Interest expense                          (16.6)    (11.2)   (65.8)   (58.1)
                                           ------    ------   ------   ------

    Income (loss) from continuing
     operations before income taxes          13.6      24.4    (27.7)   109.7

Income tax expense                            3.8       5.6      2.2     19.8
                                           ------    ------   ------   ------

    Income (loss) from continuing
     operations                               9.8      18.8    (29.9)    89.9

Discontinued operations - Rheox               4.4         -     20.4    287.4
Extraordinary item                             -       (5.8)      -     (10.6)
                                           ------    ------   ------   ------

    Net income (loss)                      $ 14.2    $ 13.0   $ (9.5)  $366.7
                                           ======    ======   ======   ======

                             NL INDUSTRIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF INCOME, Continued

                     (In millions, except per share data)
                                 (Unaudited)


                                          Quarters ended       Years ended
                                           December 31,        December 31,
                                          -------------       --------------
                                          1997     1998       1997      1998
                                          ----     ----       ----      ----
Basic earnings per common share:
  Continuing operations                   $ .19    $  .36     $ (.58)   $ 1.75
  Discontinued operations                   .09         -        .39      5.59
  Extraordinary item                        -        (.11)       -        (.21)
                                          -----    -------    ------    ------

  Net income (loss)                       $ .28    $  .25     $ (.19)   $ 7.13
                                          =====    ======     ======    ======



Diluted earnings per common share:
  Continuing operations                   $ .19    $  .36     $ (.58)   $ 1.72
  Discontinued operations                   .09         -        .39      5.52
  Extraordinary item                        -        (.11)       -        (.20)
                                          -----    ------     ------    ------

  Net income (loss)                       $ .28    $  .25     $ (.19)   $ 7.04
                                          =====    ======     ======    ======



Shares used in the calculation of
 earnings per share:
  Basic shares                             51.2      51.8       51.2      51.5
  Dilutive impact of stock options           .5        .2         -         .6
                                          -----    ------     ------    ------
  Diluted shares                           51.7      52.0       51.2      52.1
                                          =====    ======     ======    ======



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